Exhibit 99.1

Financial Release

James Reid-Anderson Named Chairman, President and Chief Executive Officer of Six Flags Entertainment Corporation

DALLAS, Aug 13, 2010 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park operator, today announced that James Reid-Anderson has been named the Company’s Chairman, President and Chief Executive Officer, effective immediately.

Mr. Reid-Anderson, 51, previously served as Chairman, President and Chief Executive Officer of Dade Behring Holdings. Dade Behring emerged from Chapter 11 in September 2002 and under Reid-Anderson’s guidance, Dade Behring established itself as a leader in customer excellence, innovation and shareholder value creation. In 2007, Dade Behring was sold to Siemens AG and following the completion of the transaction, Reid-Anderson served as CEO of the Siemens Healthcare Diagnostics Division, and then was promoted to CEO of the Siemens Healthcare Sector and appointed a member of the Siemens Managing Board.

“Jim is an exceptional CEO, and he brings to Six Flags an outstanding track record of shareholder value creation,” said Usman Nabi, Executive Chairman of the Board of Six Flags and Senior Partner at H Partners. “As past investors in Dade Behring, we understand the value Jim delivers to shareholders, and the Board is confident that he will repeat this success at Six Flags.”

Mr. Nabi continued, “I’d like to acknowledge the tremendous work of Al Weber, who has served as Interim CEO over the last three months. Under Al’s leadership, we’ve streamlined our operations and re-focused our organization on our core theme park business. Al’s deep industry experience will complement Jim’s capabilities.”

Mr. Nabi will continue to serve as a Director and a member of the Executive Committee of Six Flags while Mr. Weber will transition to the role of Chief Operating Officer.

“I am very excited to be joining Six Flags’ dedicated group of employees and to build upon the momentum already underway at the Company,” said Reid-Anderson. “With its strong portfolio of theme parks and improved capital structure, the Company is very well positioned for the long term. I look forward to enhancing the experience for our guests and continuing to build value for our stakeholders.”

Prior to joining Dade Behring, Reid-Anderson held various financial and operational positions at Wilson Sporting Goods, PepsiCo, and Grand Metropolitan PLC, and currently serves as a Director on the Boards of Brightpoint, Inc. and Stericycle, Inc. He is a fellow of the UK Association of Chartered Accountants and received an Honors Degree in Commerce from the University of Birmingham, UK.

About Six Flags

Six Flags Entertainment Corporation, a publicly-traded corporation headquartered in Dallas, Texas, is the largest regional theme park operator in the world with 19 parks across the United States, Mexico and Canada.